Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), dated and effective as of May 8, 2013, is made and entered into by and between Lenox D. Baker, Jr. M.D. (“Consultant”), and WellPoint, Inc., an Indiana corporation (“WellPoint”).

WHEREAS, the Consultant and WellPoint mutually desire to enter into a relationship whereby Consultant will consult with, and provide consulting services to, WellPoint and its representatives on the terms and condition set forth herein; and

WHEREAS, Consultant is able to provide said services and desires to provide the same to WellPoint and its representatives on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agrees as follows:

1. Consulting Services. Unless terminated sooner pursuant to Section 5 of this Agreement, beginning on May 8, 2013, and continuing until May 7, 2015 (the “Term”) Consultant shall consult with WellPoint and its representatives, and by mutual agreement provide WellPoint and its representatives the following services: advisory consulting services to WellPoint’s CEO and Chief Medical Director, and their designees, in support of the advancement of the effort to improve the quality, safety, access and affordability of health care (the “Consulting Services”). Throughout the Term, Consultant shall devote such time and efforts as are reasonably required and requested for the performance of the Consulting Services. It is agreed and acknowledged that Consultant may from time to time provide services to other persons, firms and corporations, so long as such services do not interfere with Consultant’s obligations under this Agreement.

2. Consulting Fee. Conditioned upon Consultant’s compliance with the terms and conditions of this Agreement, WellPoint agrees to provide Consultant a Consulting Fee of $70,000 per quarter for the Consulting Services he performs during the Term. The Consulting Fee shall be paid at the beginning of each quarter for the duration of the Term.

3. Confidential Information.

(a) As used herein, “Confidential Information” shall consist of all information, whether in written, oral, electronic or other form, furnished by WellPoint or its representatives (defined as director, officer, employee, agent, or advisor of WellPoint or any of WellPoint’s subsidiaries or affiliates) to Consultant and specifically includes but is not limited to all business and financial information, marketing and strategic plans, customers, employees, suppliers, analysis, reports, technologies, processes and operations, compilations, forecasts, studies, lists, summaries, notes, data and all other documents and materials concerning WellPoint and its subsidiaries and affiliates, including all portions thereof.

(b) Consultant agrees to keep Confidential Information private and strictly confidential. Consultant shall take all responsible steps to safeguard and protect Confidential Information from any theft, loss, unauthorized access, unauthorized use or disclosure and accord it at least the same degree of confidential and proprietary treatment as he gives his own confidential and proprietary information, which shall be no less than a reasonable standard of care.

(c) Consultant acknowledges that he is aware that federal and many state securities laws prohibit any person or entity who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities.

4. Nature of Relationship.

(a) It is expressly acknowledged and agreed by the parties hereto that Consultant is being retained by WellPoint in the capacity of independent contractor and not as an employee of WellPoint or its subsidiaries or affiliates. Consultant and WellPoint acknowledge and agree that this Agreement does not create a partnership, joint venture, agency or employer/employee relationship between them or their subsidiaries or affiliates for any purpose. Accordingly, WellPoint shall not supervise, control or direct the manner or means by which Consultant performs the Consulting Services and Consultant shall have no authority to act for or on behalf of WellPoint or to contractually bind WellPoint without WellPoint’s express written consent. Consultant and WellPoint agree that Consultant shall not be entitled to participate in any employee benefit plans or arrangements or fringe benefit plans or programs or payroll practices maintained or contributed to by WellPoint or its subsidiaries or affiliates for their respective employees.

(b) Consultant shall be solely responsible for payment of, and shall indemnify and hold harmless WellPoint and its subsidiaries and affiliates from and against, all Federal, state and local taxes arising out of Consultant’s performance of the Consulting Services, including by way of illustration but not limitation, Federal, state and local income taxes, Social Security taxes or social insurance obligations, withholding taxes and any other taxes or business license fees required by applicable law. WellPoint shall not carry workers’ compensation insurance, general liability insurance or any health or accident insurance to cover Consultant.

(c) Consultant agrees to indemnify and hold harmless WellPoint and its subsidiaries and affiliates, and their respective employees, from and against any taxes, penalties, interest, liabilities, costs or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by WellPoint, or any such subsidiary, affiliate or employee, arising out of or related to: (i) Consultant’s breach of this Agreement, including, without limitation, his obligations under Section 3(b) hereof; or (ii) any action or omission to act by Consultant in connection with the performance of the Consulting Services and Consultant’s obligations under this Agreement.

5. Early Termination. This Agreement shall terminate prior to the end of the Consulting Term:

(a) upon the Consultant’s death;

(b) if the Consultant becomes permanently disabled and unable to perform the Consulting Services;

(c) if the Consultant does not perform the Consulting Services; or

(d) if the Consultant willfully engages in conduct which is demonstrably and materially injurious or potentially injurious to WellPoint, monetarily or otherwise.

6. Governing Law. All matters relating to the interpretation, construction and enforcement of this Agreement shall be governed by the laws of the State of Indiana.

7. Entire Agreement. This Agreement contains the entire agreement between Consultant and WellPoint and shall supersede any and all other prior agreements, arrangements, or understandings, whether oral or written, regarding Consultant’s consulting arrangement with WellPoint. WellPoint has made no promises to Consultant regarding Consultant’s consulting arrangement other than as set forth in this Agreement.

8. Modification. This Agreement may not be modified, changed, extended or discharged orally, but only by an agreement that is in writing and executed by the party against whom enforcement of any change, modification, extension or discharge is sought. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver shall be valid hereunder unless it is in writing and executed by the party granting the waiver.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Consulting Agreement has been executed by Consultant and WellPoint as of the day and year first written above.

WELLPOINT, INC.

/s/ LENOX BAKER, JR.	/s/ JOE SWEDISH
Lenox D. Baker, Jr., M.D.	Joseph R. Swedish
CEO